UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 23, 2012

Pennsylvania Real Estate Investment Trust

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	1-6300	23-6216339
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

The Bellevue, 200 S. Broad Street Philadelphia, Pennsylvania		19102
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 875-0700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, effective as of the 2012 Annual Meeting of Shareholders scheduled to be held on June 7, 2012, the Board of Trustees of Pennsylvania Real Estate Investment Trust (the “Company”) has appointed Joseph F. Coradino to become Chief Executive Officer of the Company. Mr. Coradino will be succeeding Ronald Rubin, who will be retiring as Chief Executive Officer, but remaining as Executive Chairman. In connection with these changing roles, on April 25, 2012, the Company entered into amended employment agreements with Mr. Coradino and Mr. Rubin, also effective as of June 7, 2012 (the “Effective Date”).

Mr. Coradino’s Employment Agreement has been amended to reflect the increased responsibility that he will have as the Company’s Chief Executive Officer and the Chief Executive Officer of PREIT Associates, L.P., the Company’s primary operating subsidiary. Mr. Coradino’s Employment Agreement will have an initial term of two years, after which it will renew annually for one-year terms unless either party gives notice of non-renewal at least 120 days prior to the end of the then current term. Mr. Coradino’s current base salary will be increased by 3% effective as of January 1, 2012 to $434,117 and then be set at $550,000 as of the Effective Date. Mr. Coradino will be entitled to a cash incentive opportunity award for 2012 equal to the following percentages of his blended salary for the year: 50 percent (threshold level), 100 percent (target level) or 200 percent (outperformance level). He also received a long term equity award of 45,751 restricted shares and 45,751 performance-based Restricted Share Units, or RSUs. Mr. Coradino’s cash incentive opportunity award, restricted shares and performance-based RSUs will have the same terms as similar awards made to the Company’s other executive officers, which were described on a Current Report on Form 8-K filed by the Company on April 12, 2012 (the “Prior Form 8-K”). In addition, Mr. Coradino received 100,000 restricted shares that will vest in three approximately equal installments on each of the first three anniversaries of the Effective Date. So long as Mr. Coradino remains our Chief Executive Officer, he will be nominated for election as a trustee at each annual meeting of shareholders, and he agrees to serve as one of our trustees.

If Mr. Coradino’s employment is terminated: (i) in the case of his death, his estate would receive his base salary for 24 months; (ii) in the case of his disability, he would receive a lump sum of two times his base salary, minus any disability payments projected to be received during the 24 months after his termination of employment under insurance policies maintained by the Company; and (iii) in the case of termination by the Company without cause or by Mr. Coradino for good reason, (A) if such termination occurs before the two year anniversary of the Effective Date, Mr. Coradino would receive a lump sum payment of $2,345,524, or (B) if such termination occurs on or after the two year anniversary of the Effective Date, Mr. Coradino would receive a lump sum payment equal to 1.1 times his then current base salary, plus an amount equal to the average of the percentages of base salary paid to him as bonus in each of the last three calendar years, multiplied by his then-current base salary. In each of the foregoing cases, Mr. Coradino would continue to receive medical benefits for 24 months, as would his spouse and dependents to the extent they were receiving benefits at the time of Mr. Coradino’s termination. In the event of Mr. Coradino’s death or disability, he or his estate would also be entitled to receive a pro rata portion of any cash incentive earned for the year in which his termination occurs, all outstanding time-based restricted shares would vest and all outstanding performance-based RSUs would remain outstanding and vest or be forfeited based on the terms of such awards as if Mr. Coradino’s employment had not terminated. If Mr. Coradino’s employment is terminated by the Company without cause or by Mr. Coradino for good reason, all of his outstanding time based restricted shares would vest, and all of his performance-based RSUs would remain outstanding and would vest or be forfeited based on the terms of such awards as if Mr. Coradino’s employment had not terminated.

In the event of a change of control, if within six months before such change in control or 12 months thereafter, Mr. Coradino’s employment is terminated (A) by the Company for any reason other than for death, disability or cause, or (B) by Mr. Coradino for good reason, then (i) the Company would pay Mr. Coradino a lump sum cash payment equal to three times (x) his then-current base salary (discounted to present value if such termination occurs within six months before the change of control) plus (y) an amount calculated by multiplying his then-current base salary by the average percentage of base salary paid as a bonus in the last three calendar years, and (ii) Mr. Coradino will continue to receive medical benefits for two years, as would his spouse and dependents to the extent they were receiving benefits at the time of termination. Also, in the event of a change of control, all restricted shares held by Mr. Coradino would vest and the Measurement Period for any outstanding RSUs would end on the date of the change of control, and shares would become payable under those RSUs, if at all, based on the Company’s performance through that date.

Mr. Rubin’s Employment Agreement has been amended to reflect his prospective status as the Company’s Executive Chairman. Mr. Rubin’s Employment Agreement will have an initial term of three years, after which it will renew annually for one-year terms unless either party gives notice of non-renewal at least 120 days prior to the end of the then current term. Mr. Rubin’s base salary will be increased by 3% effective as of January 1, 2012 to $579,527 and then be set at $300,000 as of the Effective Date. Mr. Rubin will be entitled to a cash incentive opportunity award for 2012 equal to 100 percent of his blended base salary for the year. Mr. Rubin’s entitlement to the cash incentive payment will be determined based on the success of the transition of his former duties as Chief Executive Officer. He also received a long term equity award of 34,993 restricted shares and 34,993 performance-based RSUs. Mr. Rubin’s restricted shares and performance-based RSUs will have the same terms as similar awards made to our other executive officers as described in the Prior Form 8-K. So long as Mr. Rubin remains our Executive Chairman, he will be nominated for election as a trustee at each annual meeting of shareholders, and he agrees to serve as one of our trustees.

If Mr. Rubin’s employment is terminated for any reason other than by the Company for cause, he will be entitled to receive a lump sum founder’s retirement payment of $3,500,000, provided that Mr. Rubin will not be entitled to receive the founder’s retirement payment if he voluntarily terminates his employment without good reason within one year of the Effective Date. Mr. Rubin would also be entitled to receive medical benefits for 36 months, as would his spouse and dependents to the extent they were receiving benefits at the time of termination, and to receive a pro rata potion of any cash incentive earned for the year in which his termination occurs. In addition, all time-based equity awards made to Mr. Rubin would vest and all outstanding performance-based equity awards would remain outstanding and would vest or be forfeited based on the terms of such awards as if Mr. Rubin’s employment had not terminated. In the event of a change of control, all restricted shares held by Mr. Rubin would vest and the Measurement Period for any outstanding RSUs would end on the date of the change of control, and shares would become payable under those RSUs, if at all, based on the Company’s performance through that date.

The Company has also previously entered into Nonqualified Supplemental Executive Retirement Agreements with both Mr. Coradino and Mr. Rubin. Mr. Coradino’s Employment Agreement provides that the deemed contribution to his nonqualified supplemental executive retirement plan will be $50,000 for 2012 and each year thereafter, and that, commencing January 1, 2012, deemed contributions to the plan, including those deemed contributed before, during or after 2012, will earn interest, compounded annually, at a rate of 5.0 percent per annum. Mr. Rubin’s Employment Agreement provides that the deemed contribution to his nonqualified supplemental executive retirement plan will be $71,500 for 2012, and $50,000 for 2013 and each year thereafter, and that, commencing January 1, 2012, deemed contributions to the plan, including those deemed contributed before, during or after 2012, will earn interest, compounded annually, at a rate of 5.0 percent per annum.

Copies of the amended and restated employment agreements between the Company and each of Mr. Coradino and Mr. Rubin are filed as exhibits to this report. The above description of the changes to the compensation-related agreements of each of Mr. Coradino and Mr. Rubin is qualified by reference to the full text of the amended and restated agreements.

Item 9.01	Financial Statements and Exhibits

(d)

10.1	Amended and Restated Employment Agreement dated as of April 25, 2012 by and between the Company and Joseph F. Coradino.

10.2	Amended and Restated Employment Agreement dated as of April 25, 2012 by and between the Company and Ronald Rubin.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

Date: April 27, 2012	By:	/s/ Bruce Goldman
	Name:	Bruce Goldman
	Title:	Executive Vice President and General Counsel

EXHIBIT INDEX

10.1	Amended and Restated Employment Agreement dated as of April 25, 2012 by and between the Company and Joseph F. Coradino.

10.2	Amended and Restated Employment Agreement dated as of April 25, 2012 by and between the Company and Ronald Rubin.